Exhibit 99.1

The Blueshirt Group

Investors Contacts:

Brinlea Johnson

brinlea@blueshirtgroup.com

415-217-7722

Alex Wellins

alex@blueshirtgroup.com

Financing Date of NetManage’s Acquisition by Rocket Software, Inc. Further Extended

Cupertino, Calif., February 11, 2008 — NetManage, Inc. (Nasdaq:NETM), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions, and Rocket Software, Inc. (www.rs.com), a Boston-based privately held corporation (“Rocket”) developer of Enterprise Infrastructure products, today jointly announced a further extension of the date by which Rocket must obtain financing for the contemplated acquisition of NetManage. NetManage and Rocket agreed on February 8, 2008 to amend the Agreement to extend the date by which Rocket must terminate the Agreement or waive the financing contingency to February 29, 2008.

“The recent uncertainty in the debt markets has resulted in unexpected delays in our ability to secure the financing for the transaction,” said Andrew Youniss, CEO of Rocket. “We are impressed by the results of our due diligence investigation of NetManage and their strong fourth quarter 2007 results. We stand behind our offer and continue to be optimistic about obtaining financing for the acquisition of NetManage.”

“The NetManage Board determined that the time extension on the financing contingency would be in the best interest of shareholders,” said Zvi Alon, NetManage’s Chief Executive Officer. “We have successfully passed all due diligence and both parties remain committed to successfully closing the transaction,” he added.

The February 8, 2008 amendment to the Agreement also provides NetManage with the latitude, until three days following the date that Rocket notifies NetManage that it is waiving the financing closing condition to take certain actions that were previously prohibited or limited under the terms of the original Agreement. These actions include the ability to freely solicit or consider proposals from other potential acquirors of NetManage and the ability to take actions that are outside of the ordinary course of NetManage’s business, such as issuing additional shares of stock, acquiring other entities, make capital expenditures and enter into material contracts. Under the terms of the amendment to the Agreement, Rocket will have the right to terminate the Agreement if NetManage takes any of these actions that are outside of its ordinary course of business. In addition, the termination rights of Rocket and NetManage have been amended to provide NetManage with the right to terminate the agreement at any time prior to Rocket’s waiver of the financing closing condition and to provide Rocket with the right to terminate the Agreement at any time prior to Rocket’s release of financing closing condition if it concludes that it will not be able to waive the financing closing condition. The Amendment also eliminated any obligation by NetManage to pay a termination fee or reimburse Rocket’s expenses except for an obligation by NetManage to reimburse Rocket’s expenses up to $2.0 million in connection with a termination by NetManage under certain conditions following Rocket’s release of the financing closing condition.

NetManage has filed the February 8, 2008 amendment to the Agreement with the Securities Exchange Commission as an exhibit to a Report on Form 8-K. The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Amendment. Investors are advised to review the amendment in its entirety.

About NetManage

NetManage, Inc. (NASDAQ: NETM), is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

About Rocket

Rocket Software, Inc. is a global software development firm that builds and services Enterprise Infrastructure products for the world’s leading OEMs, networks and software companies. For more information, visit www.rocketsoftware.com.

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© 2007 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, NetManage logo, the lizard-in-the-box logo, Chameleon and Chameleon design, Incremental SOA, OnWeb, Librados, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements including statements regarding improvement in NetManage’s competitive position, improvement in financial results and business pipeline, NetManage’s positioning in its market, and the progress and benefits of NetManage’s execution on its business plan, involve risks and uncertainties. NetManage’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for NetManage’s products could grow more slowly than NetManage or market analysts believe, that NetManage is unable to integrate or take advantage of its acquisitions successfully, or that NetManage will not be able to take advantage of growth in NetManage’s target markets. Additional information on these and other risk factors that could affect NetManage’s financial results is included in NetManage’s Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q, current reports on Forms 8-K and other documents filed with the Securities and Exchange Commission. Furthermore, NetManage is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Although Rocket continues to discuss both the consent and an agreement for financing with WFF, there can be no assurance that Rocket will be able to obtain such consent or such an agreement prior to February 29, 2008. Accordingly, there can be no assurance that Rocket will not ultimately elect to terminate the Agreement.